Exhibit 99.2
Abercrombie & Fitch
May 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended May 27th, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended May 27th, 2006 were $185.7 million compared with $159.0 million last year, an increase of 17%. Comparable store sales for the four-week period increased 3% compared with the four-week period ended May 28th, 2005. Year-to-date sales were $843.0 million versus $705.8 million last year, an increase of 19%. Comparable store sales increased 6% for the year-to-date period compared to last year.
By brand, Abercrombie & Fitch comparable store sales declined 3%. Men’s comps decreased by a mid-single digit with graphic t-shirts, polos, and personal care performing well; woven shirts were negative. In women’s,

Abercrombie & Fitch
May 2006 Sales Release
Call Script
comps decreased by a low-single digit with shorts, pants, and knit tops strongest; jeans were negative.
In the kids business, abercrombie, comparable store sales increased 21% versus last year. Boys comps increased by low-teens, with girls increasing by low-twenties. In boys, polos, graphic t-shirts and woven shirts were strongest. In the girls business, knit tops, shorts and pants performed best.
Hollister comparable store sales increased 5%. Dudes comps increased by a low-single digit and bettys comps increased by a mid-single digit. In dudes, polos, shorts, and graphic t- shirts were strongest; jeans were negative. In bettys, knit tops, shorts, and fleece performed best; jeans were negative.
We will announce June sales on Thursday, July 6th, 2006.
Thank you.

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